EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Contacts: Christie Ly (Media Relations) (212)521-4218 cly@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Third Quarter 2004 Results

NEW YORK, October 12, 2004 — Travelzoo Inc. (NASDAQ: TZOO) today reported record revenues and record profit for the third quarter ended September 30, 2004. Earnings per share were $0.14 per basic share and $0.12 per diluted share, up 367% and 300% from $0.03 per basic and diluted share in the same period last year.

      Third Quarter 2004 Financial Highlights:

  Revenues increased 99% from same period last year
  Sequential quarterly revenue increase of 32%
  Net profit increased 240% from same period last year
  Pre-tax profit margin of 37.4%

        Travelzoo reported revenues of approximately $9.5 million for the third quarter ended September 30, 2004, an increase of 99% over revenues of approximately $4.8 million for the same period last year, and a quarterly sequential increase of 32% over revenues of approximately $7.2 million for the quarter ended June 30, 2004. All revenues were generated from the sale of online advertising.

        The Company reported net income of approximately $2.1 million for the third quarter of 2004 compared to net income of approximately $617,000 for the same period in 2003.

        Income before income taxes for the third quarter ended September 30, 2004 was approximately $3.6 million or 37.4% of revenues, compared to approximately $1.1 million, or 22.0% of revenues, for the same period last year.

        For the first nine months of 2004, revenues were approximately $23.2 million compared to approximately $12.8 million for the same period last year, an 81% increase. Diluted earnings per share for the first nine months of 2004 were $0.24 compared to $0.08 for the first nine months of 2003.

        A conference call with investors will be broadcast live over the Internet, beginning at 11:00 am ET, to discuss the Company’s third quarter earnings. The conference call is being Web cast by Shareholder.com and can be accessed via Travelzoo’s investor relations Web site at www.travelzoo.com/ir. Following the call, an archived recording will be available for 90 days.

About Travelzoo

        Travelzoo Inc. is the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a pay-per-click search engine. With more than seven million subscribers, Travelzoo lists offers from more than 300 advertisers, including American Airlines, Carnival Cruise Lines, Fairmont Hotels & Resorts, Hertz, JetBlue Airways, Kimpton Hotels, Liberty Travel, The Mark Travel Corporation, Marriott, Orbitz, Royal Caribbean Cruises, Singapore Airlines, The Venetian, Travelocity, United Airlines and Virgin Vacations.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$ 9,507	$ 4,785	$23,171	$12,791

Cost of Revenues	183	93	529	258

Gross Profit	9,324	4,692	22,642	12,533
Operating Expenses:
Sales and Marketing	4,339	2,526	11,463	6,744
General and Administrative	1,437	1,115	3,653	3,075

Total Operating Expenses	5,776	3,641	15,116	9,819

Income from Operations	3,548	1,051	7,526	2,714
Interest Income	9	3	21	8

Income before Income Taxes	3,557	1,054	7,547	2,722

Income Taxes	1,461	437	3,108	1,124

Net Income	$ 2,096	$ 617	$ 4,439	$ 1,598

Basic Net Income per Share	$ 0.14	$ 0.03	$ 0.26	$ 0.08
Diluted Net Income per Share	0.12	0.03	0.24	0.08

Shares Used in Computing
Basic Net Income per Share	15,448	19,425	17,111	19,425
Shares Used in Computing
Diluted Net Income per Share	17,293	20,521	18,562	20,508

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2004	December 31, 2003

ASSETS
Cash	$ 6,078	$ 3,522
Accounts Receivable, net	4,845	2,370
Deposits	--	97
Prepaid Expenses & Other Current Assets	286	132
Deferred Income Taxes	225	225

Total Current Assets	11,434	6,346

Deposits	162	42
Deferred Income Taxes	27	27
Property and Equipment, net	129	164
Intangible Assets, net	100	147

Total Assets	$ 11,852	$ 6,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	308	224
Accrued Expenses	1,519	1,328
Deferred Revenue	177	22
Income Tax Payable	295	1,311

Total Liabilities	2,299	2,885

Common Stock	154	194
Additional paid-in capital	1,197	(116)
Retained Earnings	8,202	3,763

Total Stockholders' Equity	9,553	3,841

Total Liabilities and
Stockholders' Equity	$11,852	$ 6,726

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$ 4,439	$ 1,598
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	121	125
Provision for Losses on Accounts Receivable	112	6
Loss on Disposal of Property and Equipment	–	–
Tax Benefit of Stock Option Exercises	943	–
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,587)	(831)
Deposits	(23)	(47)
Prepaid Expenses and Other Current Assets	(154)	(62)
Accounts Payable	84	(82)
Accrued Expenses	191	726
Deferred Revenue	155	42
Income Tax Payable	(1016)	326

Net Cash Provided by Operating Activities	2,265	1,801

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property and Equipment	(39)	(47)

Net Cash Used in Investing Activities	(39)	(47)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock	296	–
Recovery of Profit from Purchase and Sale of	34	–
Stock by Employees

Net Cash Provided by Financing Activities	330	–
Net Increase in Cash and Cash Equivalents	2,556	1,754

Cash and Cash Equivalents at Beginning of Period	3,522	1,258

Cash and Cash Equivalents at End of Period	$ 6,078	$ 3,012

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Income Taxes	$ 3,193	$ 798

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